Exhibit 10.54

Strategic Cooperation Framework Agreement

by and between

Guangdong Mingyang Wind Power Technology Co. Ltd.

and

Nanjing High Speed & Accurate Gear Group Co., Ltd.

November 2007

The Cooperation Framework Agreement between Guangdong Mingyang Wind Power Technology

Co., Ltd and Nanjing High Speed & Accurate Gear Group Co., Ltd

Guangdong Mingyang Wind Power Technology Co., Ltd (hereinafter referred to as “Party A”)

Nanjing High Speed & Accurate Gear Group Co., Ltd (hereinafter referred to as “Party B”)

Party A is a manufacturing enterprise which is the first to have designed, manufactured and put into operation of 1.5MW wind turbine generators whose intellectual property is owned by the enterprise itself. Mingyang’s wind turbine generators display high power output—under the same wind condition, their power out are 15% more than over the imported wind turbine generators of the same capacity. Mingyang’s wind turbine generators are more suitable for China’s environment and wind resources; they are typhoon, earthquake, low temperature and wind and sand resistant. Mingyang is determined to be the largest and a leading wind power research and development and manufacturing base which masters the core technology of wind turbine generators and which exports the most wind turbine generators in quantity.

Party B is a company specializing in manufacturing gearbox. It is in the leading place in terms of gearbox technology and is mainly manufacturing main gearbox, yaw gearbox, variable gearbox of wind turbine generators and has developed by itself the main gearbox of wind turbine generators in the capacity of 750KW, 800KW, 1MW, 1.5MW and 2MW. Party B has also manufactured and exported such gearboxes in large quantities.

In consideration of the booming of the wind power market home and abroad, and upon the friendly negotiation by the Chairmen of both Parties on November 19 2007, the two Parties decide to be dedicated to common development on the basis of mutual benefit and therefore establishing long-term cooperative strategic partnership. In order to provide support for Party A’s rapid development and its goal to increase its market share, Party B agrees to cooperate with Party A with its most favorable quality and service and hereby enters into this strategic cooperative framework agreement:

1.	The two Parties establish a cooperative partnership upon mutual trust and equality and to make improvements on the products by taking advantage of each other’s technical resources and to increase the market share of both Parties.

2.	When cooperating with Party A, Party B shall conform to the procurement specifications and relevant international standards and manufacture the 1.65MW wind turbine gearboxes and endeavor to assisting Party A in its quality certification work.

3.	Party B will perform plan of serial procurement of gearbox as required by Party A and agree to ensure that Party A accomplish its goal of manufacturing 400 units in 2008, 700 units in 2009, 1000 units in 2010.

4.	Party A will deem Party A as the first supplier, confirm the type and quantities of products and provide the related technical specification when entered into agreement. Party B shall make store for personnel, capacity, service and related preparation in accordance with cooperative framework agreement and Party B’s annual purchase schedule, take the requirement of Party A as priority.

5.	As to the price of product, both parties shall commit to long-term strategic cooperation, the market is based on the share of both parties, Party B would like to provide its products to Party A with the most favorable price in china.

6.	Both parties would like to develop the gearbox of 2.5/3MW, 5MW wind turbine units in the future.

7.	Both parties will cooperate more closely, including establish the fix-term technical communication, information exchange system, the reciprocal visit between senior management and the cooperative development of market.

For the purpose of reaching the above common objective, both parties shall enter into the cooperative framework agreement with the long-term strategic cooperation and win-win purpose.

Exit

The schedule of 700 units in 2009

month	1	2	3	4	5	6	7	8	9	10	11	12
units	50	50	60	60	60	60	60	60	60	60	60	60

The schedule of 1000 units in 2010

month	1	2	3	4	5	6	7	8	9	10	11	12
units	70	70	85	85	85	85	85	85	85	85	95	85

The schedule of 1500 units in 2011

month	1	2	3	4	5	6	7	8	9	10	11	12
units	100	100	120	120	120	120	‘10	120	140	150	160	130

The signature of both parties’ representatives

Party A: Guangdong Mingyang Wind Power Technology Co., Ltd
Date:

Party B: Nanjing High Speed & Accurate Gear Group Co., Ltd